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                     [LETTERHEAD OF PEAT MARWICK LLP]

                                                              EXHIBIT 23.2

The Board of Directors and Shareholders

Ryder TRS, Inc.:

  We consent to the inclusion of our reports dated December 20, 1996 and September 23, 1996, on the combined financial statements of Ryder Consumer Truck Rental (a division of Ryder Truck Rental, Inc., a wholly-owned subsidiary of Ryder System, Inc.) as of October 16, 1996, December 31, 1995 and 1994 and for the period January 1, 1996 through October 16, 1996, and for each of the years in the two-year period ended December 31, 1995, included in Ryder TRS, Inc.'s Amendment No. 3 to the registration statement (No. 333-20397) on Form S-4, relating to the offering of up to $175 million in aggregate principal amount of its outstanding 10% Senior Subordinated Notes due 2006 and to the reference to our firm under the heading "Experts" in the prospectus.

/s/
_________________________________

KPMG Peat Marwick LLP

Miami, Florida

March 21, 1997